SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

@Road, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

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(4) Date Filed:

Notes:

In connection with the proposed merger, @Road, Inc. has filed a proxy statement with the Securities and Exchange Commission, and such proxy statement has been mailed to its stockholders.  Investors and security holders of @Road are advised to read the proxy statement regarding the proposed merger referred to in this communication because it contains important information.  In addition to the proxy statement, @Road files annual, quarterly, and special reports, proxy statements and other information with the Securities and Exchange Commission.  Investors and security holders may obtain a free copy of the proxy statement from @Road’s investor relations department and any other documents filed by @Road at the Securities and Exchange Commission’s web site at http://www.sec.gov.

Proxy Solicitation Script — 2007 Special Meeting — Merger with Trimble Navigation Limited

Hi this is                                            .  I’m calling regarding the shares you hold in @Road, Inc.  The company is holding a special meeting on February 16 to vote on the merger with Trimble Navigation Limited.  We are calling you today to make sure you received your proxy materials, answer any questions you may have and to make sure you take the time to vote your shares.

Not Voted Yet — Q&A

Solicitor:	Have you had a chance to review your Proxy Statement?

Stockholder:	No.

Solicitor:	Please let me take a moment to explain the reasons behind the merger and answer any questions you may have.

The merger is a proposed business combination between Trimble and @Road where a wholly owned subsidiary of Trimble will merge with and into @Road, with @Road surviving the merger and becoming a wholly owned subsidiary of Trimble immediately following the merger.

Stockholder:	Why is @Road proposing to merge with Trimble?

Solicitor:

@Road’s board consulted extensively with management and its advisors and considered a number of factors in reaching its decision to approve the merger agreement and the merger and to recommend adoption of the merger agreement to @Road’s stockholders, including the following, all of which it viewed as generally supporting its decision:

•      Trimble’s Business, Opportunities and Financial Condition.  @Road’s board of directors considered Trimble’s operating history, financial condition, business strategy and anticipated future performance. The @Road board of directors recognized that Trimble is a leader in providing applications for advanced positioning solutions. The @Road board of directors reviewed Trimble’s historical stock price performance and the current valuation of its stock in the public markets relative to other companies in its industry. The @Road board of directors also considered Trimble’s greater financial resources, manufacturing and technical capabilities and large patent portfolio. In addition, the @Road board of directors considered Trimble’s balance sheet, cash position and ability to pay a substantial portion of the transaction value in cash.

•      The Merger Consideration.  @Road’s board of directors considered the value of the consideration to be received by the @Road stockholders in the merger, as well as the fact that stockholders would receive most or all the consideration in cash with no financing condition. The board took into account that the $7.50 per share merger consideration represented a premium of 16.0% and 18.2% to the average closing trading price of @Road common stock for the four weeks and eight weeks, respectively, ended December 8, 2006, the final trading day before the public announcement of the proposed merger, and an 11.8% premium to the closing trading price of @Road common stock on December 8, 2006.

•      @Road’s Business, Condition and Prospects as an Independent Entity.  @Road’s board of directors considered a number of factors related to @Road’s recent financial results and future prospects, including the fact that @Road had incurred a loss for each of its last three fiscal quarters in 2006 and that its revenues had not substantially increased in the last three fiscal quarters. The board also considered @Road’s financial outlook for the fourth quarter of fiscal 2006 and future periods. The @Road board of directors noted that @Road had an accumulated deficit of $88.8 million as of September 30, 2006. The @Road board of directors considered the possibility that, absent a business combination with a large company with a global presence, it could be difficult to accelerate growth significantly and otherwise facilitate the consolidation of a fragmented mobile resource management industry.

•      Extensive Exploration of Strategic Alternatives.  @Road’s board of directors considered the fact that @Road, with the assistance of JPMorgan, conducted an extensive and thorough exploration of its strategic alternatives, including exploring both business combination transactions and stand-alone organic growth opportunities, but ultimately concluded that the proposed merger with Trimble was the best alternative for @Road and its stockholders.

•      Opinion of JPMorgan.  @Road’s board of directors considered the financial analyses provided to it by JPMorgan at meetings of the board of directors. The @Road board of directors further considered JPMorgan’s written opinion delivered to it on December 10, 2006, to the effect that, subject to the assumptions made, matters considered and limits on the review undertaken by JPMorgan, the consideration to be received for each share of @Road’s common stock in the merger was fair, from a financial point of view, to the holders of @Road’s common stock.

•      Execution Risks of the Merger.  @Road’s board of directors considered, after consultation with management and outside legal counsel, and given the nature of the marketplace in which @Road competes and the businesses of @Road and Trimble, that the regulatory approvals and clearances needed to complete the transaction were likely to be obtained without undue delay or the imposition of burdensome terms on the combined entity. @Road’s board of directors also considered the likelihood that the merger would be consummated in light of the nature of the closing conditions in the merger agreement, including the absence of any requirement that Trimble stockholders approve the merger.

•      The Terms of the Merger Agreement.  @Road’s board of directors reviewed and considered the terms of the merger agreement including, among other things, the form of consideration, with at least two-thirds of the total consideration being in cash, the dollar value of the shares of Trimble common stock (if elected to be issued by Trimble) to be received by @Road’s stockholders in the merger, the board’s ability in certain situations to terminate the merger agreement, the size of the termination fee payable by @Road in certain circumstances upon or following a termination of the merger agreement and the closing conditions applicable to the parties.

• Ability to Consider and Accept Superior Bid. The @Road board of directors considered that, in addition to @Road’s extensive exploration of potential strategic alternatives prior to entering into the merger agreement, the merger agreement permits @Road, subject to certain requirements, to engage in negotiations with, and provide non-public due diligence information to, a party that submits an acquisition proposal that the @Road board concludes is, or is reasonably likely to result in, a transaction that is superior to the merger with Trimble. Furthermore, subject to certain requirements (including, in certain circumstances, payment of a termination fee of $17.36 million), the @Road board of directors is permitted under the merger agreement to change its recommendation to @Road’s stockholders in favor of adoption of the merger agreement with Trimble, and unilaterally terminate the merger agreement and enter into a binding agreement with another party, if the @Road board of directors determines that the alternate transaction is superior to the terms of the merger with Trimble and that such actions are necessary for the board to comply with its fiduciary duties.

(See page 52 — 54 of the Proxy Statement)

Stockholder:	Are there any negative factors?

Solicitor:	@Road’s board of directors also considered a number of potentially negative factors in its evaluation of the merger, including the following:

•     Tax Treatment.  The @Road board of directors considered the fact that the merger would be a taxable transaction to @Road stockholders for United States federal income tax purposes and possibly state, local and foreign income tax purposes, as well.

•     Integration Risk.  The @Road board of directors considered the challenges to be confronted by Trimble in integrating the operations of the two companies and the possibility that the failure to quickly achieve successful integration could adversely affect the value of the Trimble shares to be received in the merger, if any.

•     Loss of Personnel and Diversion of Management.  The @Road board of directors considered that as a result of the proposed merger, key personnel of @Road might terminate their employment with @Road. In addition, the @Road board of directors considered the risk of diverting management’s attention from day-to-day operation of @Road’s business during the pendency of the merger.

•     Trimble’s Right to Delay Special Meeting.  The @Road board of directors considered that the merger agreement provides that, in certain circumstances, Trimble may require that the special meeting of @Road stockholders be delayed if Trimble has determined in good faith that the conditions to the closing of the merger are not expected to be satisfied or waived by the date of the special meeting.

•     Termination Fee.  The @Road board of directors considered that the merger agreement requires that @Road pay a termination fee of $17.36 million to Trimble in certain circumstances upon or following termination of the merger agreement, and the potential effects of this requirement in deterring other potential acquirors of @Road.

•     Failure to Consummate the Merger.  The @Road board of directors considered the risk that the merger might not be completed as a result of the failure to receive regulatory approvals or satisfy other closing conditions, as well as the potential adverse reactions of @Road’s employees, customers and suppliers if the merger, having been publicly announced, is not completed.

•     Other Risks.  The @Road board of directors considered the other risks described under “Risk Factors” beginning on page 23 of the proxy statement/prospectus.

@Road’s board of directors weighed these positive and negative factors and realized that there can be no assurance about future results, including results expected or considered in the factors above. However, @Road’s board of directors concluded that the potential positive factors relating to the merger outweighed the potential risks associated with the merger.

(See page 54 of the Proxy Statement)

Stockholder:	Does the @Road board of directors recommend voting in favor of the both proposals?

Solicitor:

Yes. After careful consideration, @Road’s board of directors approved the merger agreement and the merger and unanimously determined that the merger is fair to, and in the best interests of, @Road and its stockholders and declared the merger to be advisable. Accordingly, @Road’s board of directors unanimously recommends that you vote “FOR” the Merger Proposal and “FOR” the Adjournment Proposal.

Stockholder:	What will @Road stockholders receive in the merger?

Solicitor:

For each share of @Road common stock you own, you will have the right to receive $7.50 of merger consideration. The consideration is comprised of (a) $5.00 in cash and (b) $2.50 in cash and/or shares of Trimble common stock (the combination of such amount will be determined at the election of Trimble). You will not receive fractional shares of Trimble common stock. Instead, you will receive the cash value, without interest, of any fractional share of Trimble common stock that you would otherwise be entitled to receive, based on the average closing price for Trimble common stock for the five trading day period ending on and including the trading day that is six trading days before the day the merger closes.

Each share of @Road Series A-1 Redeemable Preferred Stock and Series A-2 Redeemable Preferred Stock will be converted into the right to receive an amount in cash equal to $100.00 plus all declared or accumulated but unpaid dividends; and (ii) each share of @Road Series B-1 Redeemable Preferred Stock and Series B-2 Redeemable Preferred Stock will be converted into the right to receive an amount in cash equal to $831.39 plus all declared or accumulated but unpaid dividends.

Stockholder:	Will I be able to trade the Trimble shares I receive in the merger?

Solicitor:

The shares of Trimble common stock issued in connection with the merger will be freely tradable, unless you are an “affiliate” (as defined in the Securities Act of 1933, as amended, or the Securities Act) of @Road. If you are an affiliate of @Road, you will be required to comply with the applicable restrictions of Rule 145 under the Securities Act in order to resell shares of Trimble common stock you receive in the merger. You will be notified if you are an affiliate of @Road.

Stockholder:	What are the tax consequences of the merger?

Solicitor:

Generally, for U.S. federal income tax purposes, the receipt of the merger consideration for each share of @Road common stock pursuant to the merger will be a taxable transaction, and an @Road stockholder generally will recognize capital gain or loss equal to the difference between (a) the sum of the amount of cash consideration and the fair market value of the Trimble common stock received by the stockholder pursuant to the merger and (b) the stockholder’s adjusted tax basis in the shares of @Road common stock tendered in exchange therefor. Please read “Proposal No. 1—The Merger—Material United States Federal Income Tax Consequences of the Merger” of the proxy statement/prospectus and consult your tax advisor as to the U.S. federal income tax consequences of the merger, as well as the effects of state, local and non-U.S. tax laws.

Stockholder:	What are the matters on which stockholders are being asked to vote?

Solicitor:

There are two proposals on which you are being asked to vote. The first proposal is to adopt and approve the Plan of Merger. The second proposal is to grant authority to adjourn the special meeting to give more time to solicit proxies, if necessary.

Stockholder:	What vote is required to adopt the Merger Proposal?

Solicitor:

The proposal to adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, requires the affirmative vote of holders of a majority of the votes represented by the outstanding shares of @Road common stock and preferred stock entitled to vote at the @Road special meeting of stockholders.

Stockholder:	What vote is required to adopt the Adjournment Proposal?

Solicitor:	The affirmative vote of the holders of a majority of the total number of votes cast in person or by proxy at the special meeting is required to approve the Adjournment Proposal.

Stockholder:	What happens if the merger is not consummated?

Solicitor:	Failure to complete the merger with Trimble could materially and adversely affect @Road’s results of operations and @Road’s stock price.

If the merger is not consummated:

• @Road will remain liable for significant transaction costs, including legal, accounting, financial advisory and other costs relating to the merger;

•     under some circumstances, @Road may have to pay a termination fee to Trimble in the amount of $17.36 million; see “The Merger Agreement—Payment of Termination Fee” beginning on page 88 of the proxy statement/prospectus;

•     any operational investments that @Road may delay due to the pending transaction would need to be made, potentially on an accelerated timeframe, which could then prove costly and more difficult to implement; and

• the market price of @Road’s common stock may decline to the extent that the current market price reflects a market belief that the merger will be completed.

Additionally, the announcement of the pending merger may lead to uncertainty for @Road’s employees and its customers and suppliers. This uncertainty may mean:

• the attention of @Road’s management and employees may be diverted from day-to-day operations;

•     @Road’s customers and suppliers may seek to modify or terminate existing agreements, or prospective customers may delay entering into new agreements or purchasing @Road’s products as a result of the announcement of the merger; and

•     @Road’s ability to attract new employees and retain existing employees may be harmed by uncertainties associated with the merger.

The occurrence of any of these events individually or in combination could materially and adversely affect @Road’s results of operations and stock price.

Stockholder:	When do you expect the merger to be completed?

Solicitor:

Trimble and @Road are working toward completing the merger as quickly as possible. The merger is expected to close during the first calendar quarter of 2007. However, because completion of the merger is subject to various conditions, Trimble and @Road cannot predict the exact timing of the merger or whether the merger will occur at all.

Stockholder:	What will happen if I abstain from voting or fail to vote?

Solicitor:

If you do not sign and send in your proxy card, vote using the telephone or via the Internet or vote in person at the special meeting, or if you mark the “abstain” box on the proxy card or voting instruction card, it will have the same effect as a vote against the proposal to adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, but will have no effect on the proposal to grant discretionary authority to adjourn the special meeting.

Stockholder:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

Solicitor:

Your broker will vote your shares held in “street name” on the proposal to adopt the merger agreement only if you provide instructions on how to vote. Therefore, you should be sure to provide your broker with instructions on how to vote your shares. Without instructions, your shares will not be voted on the proposal to adopt the merger agreement, which will have the effect of a vote against the merger.

Solicitor:	Do you have any additional questions?

Time is of the essence. Please vote in favor of the merger proposal and the adjournment proposal today.

FOR NOBO HOLDERS ONLY:  You can vote by telephone or the internet.  For telephone voting please call the toll-free number shown at the top of the voting form that came with your materials.  To vote by internet please go to www.proxyvote.com.  There is a control number on the face of your voting form.  Please have the control number ready when you call or log on and then just follow the easy step-by-step instructions

FOR REGISTERED STOCKHOLDERS ONLY:  You can fax your vote to Advantage Proxy at (206) 870-8492.

Thank you for your time today.  Should you have any additional questions, or need any assistance, please don’t hesitate to call us back at (800) 238-3410.  The access code for @Road is 34.  Have a good (day, evening, afternoon, etc.)

NOTE TO SOLICITORS:

If there are any questions not covered by the Q&A above, please make a detailed note of the question and tell the stockholder you will have a representative of @Road contact them to respond to his or her question.

Message — No Questions, Already Voted

Opening

Hi this is                                     .  I’m calling regarding the shares you hold in @Road, Inc.  The company is holding a special meeting on February 16 to vote on the merger with Trimble Navigation Limited.  We are calling you today to make sure you received your proxy materials, answer any questions you may have and to make sure you take the time to vote your shares.

Solicitor:                                                 Have you had a chance to review your Proxy Statement?

Stockholder:                             Yes.

Solicitor:                                                 Do you have any questions regarding these proposals?

Stockholder:                             No.

Solicitor:                                                 Have you voted your proxy?

If the answer is Yes —

May I ask how you voted?  (Mark down their vote on the contact sheet.  If they don’t want to disclose their vote, they don’t have to.  Don’t push — Be polite!)

If the answer is No —

Please remember the meeting is on February 16.  Time is of the essence.  Please vote today in favor of the merger and adjournment proposals.

FOR NOBO (STREET NAME) HOLDERS ONLY:  You can vote by telephone or the internet.  For telephone voting please call the toll-free number shown at the top of the voting form that came with your materials.  To vote by internet please go to www.proxyvote.com.  There is a control number on the face of your voting form.  Please have the control number ready when you call or log on and then just follow the easy step-by-step instructions.

FOR REGISTERED STOCKHOLDERS ONLY:  You can fax your vote to Advantage Proxy at (206) 870-8492.

Thank you for your time today.  Should you have any additional questions, or need any assistance, please don’t hesitate to call us back at (800) 238-3410.  The access code for @Road is 34.  Have a good (day, evening, afternoon, etc.)

Answering Machine Messages

Opening

Hi this is                                          .  I’m calling regarding the shares you hold in @Road, Inc.  The company is holding a special meeting on February 16 to vote on the merger with Trimble Navigation Limited.  The board of directors unanimously recommends that you vote “FOR” the merger proposal.

We are calling you today to make sure you received your proxy materials, answer any questions you may have and to make sure you take the time to vote your shares.  Please remember the meeting date is February 16.  Time is of the essence.  Please vote in favor of all proposals today.

FOR NOBO HOLDERS ONLY:  You can vote by telephone or the internet.  For telephone voting please call the toll-free number shown at the top of the voting form that came with your materials.  To vote by internet please go to www.proxyvote.com.  There is a control number on the face of your voting form.  Please have the control number ready when you call or log on and then just follow the easy step-by-step instructions.

FOR REGISTERED STOCKHOLDERS ONLY:  You can fax your vote to Advantage Proxy at (206) 870-8492.

If you didn’t receive your proxy materials, if you have any questions or if you need assistance with voting, please give us a call at (800) 238-3410.  The access code for @Road is 34.  Thank you for your time.  Please vote in favor of the merger and adjournment proposals today!